Comcast Underwriting Syndicates Members


ABN AMRO Incorporated
Banc of America Securities LLC
Barclays Capital
Blaylock & Company, Inc.
BNP Paribas
BNY Capital Markets
Cabrera Capital Markets, Inc.
Citi
Daiwa Securities America Inc.
Deutsche Bank Securities
Goldman Sachs & Co
Guzman & Company
JPMorgan
Lehman Brothers
Loop Capital Markets, LLC
M.R. Beal & Company
Merrill Lynch & Co.
Mitsubishi UFJ Securities
Morgan Stanley
Ramierz & Co., Inc
Siebert Capital Markets
Sun Trust Robinson Humphrey
The Royal Bank of Scotland
The Williams Capital Group, L.P.
UBS Investment Bank
Wachovia Securities